EXHIBIT 11
                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       THREE MONTHS ENDED
                                                                                                            MARCH 31,
                                                                                            ---------------------------------------
                                                                                                1995                       1994
                                                                                            ------------               ------------
Primary Earnings Per Share:

 (1)  Weighted average shares of
       common stock outstanding..............................................                123,598,379                122,421,159
 (2)  Effect of issuance of shares from assumed
       exercise of stock options
       (treasury stock method)...............................................                    (20,145)                   (23,017)
                                                                                            ------------               ------------
 (3)  Weighted average shares................................................                123,578,234                122,398,142
                                                                                            ============               ============
 (4)  Net income.............................................................               $    114,456               $     25,898

 (5)  Primary earnings per share
       (line 4 divided by line 3)............................................               $        .93               $        .21

Fully Diluted Earnings Per Share:

 (6)  Weighted average shares per
       computation (line 3)..................................................                123,578,234                122,398,142

 (7)  Shares applicable to options
       included (line 2).....................................................                     20,145                     23,017

 (8)   Dilutive effect of stock options based on the
       average price for the quarter or quarter-end
       price, whichever is higher, of $38.75 and
       $40.50 for 1995 and 1994, respectively
       (treasury stock method)...............................................                    (20,145)                   (23,017)
                                                                                            ------------               ------------
 (9)  Weighted average shares................................................                123,578,234                122,398,142
                                                                                            ============               ============
(10)  Net income.............................................................               $    114,456               $     25,898

(11)  Fully diluted earnings per
       share (line 10 divided by line 9) ....................................               $        .93               $        .21

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)
(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the three months ended March 31, 1995 and 1994 are submitted in accordance with Regulation S-K item 601 (b) (11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.

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